Exhibit 99.1
Investor Relations Contact:
KCSA Worldwide
Jeffrey Goldberger / Garth Russell
212.896.1249 / 212.896.1250
jgoldberger@kcsa.com / grussell@kcsa.com
Compass Diversified Trust
Subsidiary, Anodyne Medical Device, Inc.,
Announces Acquisition
September 18, 2006 — Compass Diversified Trust (Nasdaq NMS: CODI) and Compass Group Diversified Holdings LLC (collectively, “Compass”) announced today that their subsidiary, Anodyne Medical Device, Inc. (“AMD”), has executed a definitive purchase agreement for the acquisition of Anatomic Concepts, Inc. (“Anatomic Concepts”) from Anatomic Global, Inc. It is anticipated the transaction will close on or before September 30, 2006.
This transaction will add Anatomic Concepts to AMD’s family of medical support surfaces companies, which currently includes AMF Support Surfaces, Inc. and SenTech Medical Systems, Inc. AMD is the nation’s leading designer and manufacturer of specialty support surfaces and patient positioning devices and the only manufacturer of medical support surfaces with manufacturing facilities located on both U.S. coasts, to better serve its national customer base.
Anatomic Concepts, headquartered in Corona, California, designs, manufactures and distributes medical support surfaces and medical patient positioning devices, including mattresses, mattress overlays, mattress replacements, operating room patient positioning devices, operating room table pads and related accessories.
Commenting on the transaction, I. Joseph Massoud, CEO of Compass Group Diversified Holdings LLC, said: “We are pleased to announce this add-on acquisition for AMD. We are particularly excited about the manufacturing efficiencies and product line extensions Anatomic Concepts brings to our existing platform.”
About Compass Diversified Trust
Compass Diversified Trust and its subsidiary, Compass Group Diversified Holdings LLC, were formed to acquire and manage a group of profitable middle market businesses that are headquartered in North America. Compass’ unique structure provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms or wealthy individuals or families.
Compass works with the management teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. Compass’ unique structure allows it to efficiently acquire businesses with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
In addition to AMD, Compass has controlling interests in four businesses: CBS Personnel Holdings, Inc., a human resources outsourcing firm; Crosman Acquisition Corporation, a recreational products company; Compass AC Holdings, Inc., an electronic components manufacturer; and Silvue Technologies Group, Inc., a global chemical hardcoatings manufacturer. Compass Diversified Trust completed its initial public offering on May 16, 2006. To find out more about Compass Diversified Trust, please visit www.compassdiversifiedtrust.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Compass and/or its subsidiaries. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Forms 10Q filed by Compass with the Securities and Exchange Commission and other filings with the Securities and Exchange Commission. Compass undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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